Exhibit 2.32

Common Shares Acquired by the Fundação from October 24, 2014 through December 24, 2014
Date	Amount Acquired	Price per Share (R$)		Total Price Paid (R$)		Price per Share (US$)[1]	Total Price Paid (US$)
12/1/2014	526,900	BRL	16.00	BRL	8,429,221	$6.27	$3,303,412
12/2/2014	2,331,000	BRL	15.80	BRL	36,832,548	$6.17	$14,372,060
12/3/2014	570,900	BRL	15.78	BRL	9,006,456	$6.15	$3,511,617
12/4/2014	312,500	BRL	15.66	BRL	4,893,675	$6.11	$1,909,023
12/5/2014	36,600	BRL	15.69	BRL	574,259	$6.11	$223,731
12/8/2014	1,000,000	BRL	15.75	BRL	15,752,130	$6.05	$6,053,544
12/9/2014	500,000	BRL	15.53	BRL	7,766,780	$5.99	$2,993,317
12/10/2014	279,000	BRL	15.62	BRL	4,358,666	$6.01	$1,676,779
12/11/2014	410,000	BRL	15.86	BRL	6,503,695	$6.10	$2,502,622
12/12/2014	1,480,000	BRL	15.59	BRL	23,071,325	$5.93	$8,783,253
12/15/2014	566,900	BRL	15.32	BRL	8,684,102	$5.77	$3,271,301
12/16/2014	209,700	BRL	15.31	BRL	3,210,368	$5.74	$1,203,567
12/17/2014	390,100	BRL	15.57	BRL	6,072,156	$5.74	$2,237,589
12/18/2014	759,400	BRL	15.82	BRL	12,016,505	$5.81	$4,408,856
12/19/2014	372,700	BRL	15.88	BRL	5,919,210	$5.90	$2,199,578
12/22/2014	45,200	BRL	15.91	BRL	719,130	$5.99	$270,681

Total	9,790,900			BRL	153,810,226		$58,920,930

[1]	All purchases were made in Reais, the Brazilian currency. The amounts listed in this table in U.S. dollars represent convenience translations based on the applicable closing exchange rate on the day of purchase.